Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PlayAGS, Inc. of our report dated March 10, 2022 relating to the financial statements and financial statement schedules, which appears in PlayAGS, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada
July 19, 2022